                                                                      EXHIBIT 12

                                                                 YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------------
(Dollars in millions)                              2001       2000       1999       1998       1997
                                                  ------     ------     ------     ------     ------
Income before taxes                               $2,778     $1,904     $2,520     $2,150     $2,018
Interest expense (net of amounts capitalized)        612        548        403        386        374
Interest factor on rentals (1/3)                     108        109         78         56         67
                                                  ------     ------     ------     ------     ------
Earnings available for fixed charges              $3,498     $2,561     $3,001     $2,592     $2,459
                                                  ======     ======     ======     ======     ======
Interest expense                                  $  659     $  600     $  430     $  411     $  394
Interest factor on rentals (1/3)                     108        109         78         56         67
                                                  ------     ------     ------     ------     ------
Fixed charges                                     $  767     $  709     $  508     $  467     $  461
                                                  ======     ======     ======     ======     ======
Ratio of earnings to fixed charges                  4.56       3.61       5.91       5.55       5.33
                                                  ======     ======     ======     ======     ======